INFORMATION

FOR IMMEDIATE RELEASE

FURNITURE BRANDS INTERNATIONAL REAFFIRMS GUIDANCE
FOR THE FOURTH QUARTER AND FULL YEAR 2003

St. Louis, Missouri, December 8, 2003 – Furniture Brands International (NYSE: FBN), today reaffirmed its previous guidance of fourth quarter earnings per share in the $0.38 to $0.42 range on a diluted basis.

W.G. (Mickey) Holliman, Chairman, President and Chief Executive Officer, said, “Business conditions are as we expected when we issued our previous guidance on October 22. Our accelerated reorganization actions and our efforts to reduce inventories are both proceeding as planned, and this should position the Company well for a stronger 2004.”

The Company also reaffirmed its previously stated expectation of $1.66 to $1.70 per common share for the full year 2003, and announced it will report the final results of the fourth quarter and full-year 2003 on January 28, 2004.

Furniture Brands International is America’s largest home furnishings manufacturer, manufacturing and sourcing its products under six of the best-known brand names in the industry – Broyhill, Lane, Thomasville, Henredon, Drexel Heritage and Maitland-Smith. The company markets its products across a broad spectrum of price categories and distributes its products through an extensive system of independently owned national, regional and local retailers.

This release contains forward-looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements include the company’s expected earnings per share, the prospects for the overall business environment, and other statements containing the words “expects,” “anticipates,” “estimates,” “believes,” and words of similar import. The company cautions investors that any such forward-looking statements are not guarantees of future performance and that certain factors may cause actual results to differ materially from those in the forward-looking statements. Such factors may include: overall business and economic conditions and growth in the furniture industry; changes in customer spending patterns and demand for home furnishings; competitive factors, such as design and marketing efforts by other furniture manufacturers; pricing pressures; success of the marketing efforts of retailers and the prospects for further customer failures; the company’s success in furniture design and manufacture; the effects of manufacturing realignments and cost savings programs; and other risk factors listed from time to time in the company’s public releases and SEC reports, including but not limited to the most recent reports on Forms 10-Q and 10-K. The company also cautions investors that our forecast for the fourth quarter and the year 2003 represents our outlook only as of this date, and we undertake no obligation to update or revise any forward-looking statements, whether as a result of new developments or otherwise.